Exhibit 5.2

June 25, 2010

Edgen Murray Corporation

18444 Highland Road

Baton Rouge, Louisiana 70809

Ladies and Gentlemen:

We have acted as special Nevada counsel to Edgen Murray Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of $465,000,000 aggregate principal amount of the Company’s 12 1/4% Senior Secured Notes due 2015 (the “Exchange Notes”) to be issued in exchange for the Company’s outstanding 12 1/4% Senior Secured Notes due 2015, and the guarantee of the Exchange Notes by Edgen Murray II, L.P., a Delaware limited partnership (the “Guarantor”), issued pursuant to that certain Indenture, dated as of December 23, 2009 (the “Indenture”), by and among the Company, the Guarantor and The Bank of New York Mellon Trust Company, National Association, as trustee.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Exchange Notes, all as referenced in the Registration Statement. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the Company’s articles of incorporation and bylaws, each as amended to date, and such other documents, agreements, instruments and corporate records and proceedings, as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, as to factual matters only, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein.

Without limiting the generality of the foregoing, in rendering this opinion letter, we have assumed that (i) the statements of fact and representations and warranties set forth in the documents we have examined are true and correct; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101. tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

Edgen Murray Corporation

June 25, 2010

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect on the subject transaction only of the internal laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Nevada. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2. The Company has the corporate power and authority to execute and deliver, and perform its obligations under, the Indenture and the Exchange Notes.

3. The Company has duly authorized the Indenture and the Exchange Notes. The Indenture has been duly executed and delivered by the Company.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP